Exhibit 10.1

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into as of the 19th day of July, 2005, by and between Trump Entertainment Resorts, Inc. ("TER") and Trump Entertainment Resorts Holdings, LP (hereinafter, together with TER, collectively, referred to as the "Company") and MARK JULIANO, (hereinafter referred to as the "Executive").


                                   I. RECITALS


         The Company desires to employ Executive, and Executive desires to serve as an employee of the Company, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

         1. Employment of Executive. The Company agrees to employ Executive, and Executive accepts such employment and agrees to serve as an employee of the Company on the terms and conditions set forth herein.

         2. Employment Term. Executive's employment hereunder shall commence on August 8, 2005 ("the Effective Date") and shall continue until terminated under
Section 6.

         3. Position and Duties. During the Employment Term, Executive shall serve the Company (unless promoted) in the capacity of Chief Operating Officer reporting to the Chief Executive Officer and performing such services as may be reasonably assigned or required by the Chief Executive Officer or the Company's Board of Directors (the "Board"). Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office or position, and such other services and duties and responsibilities as may be reasonably requested by the Company, which may include services for one or more subsidiaries of the Company. Subject to approval rights for the Chief Executive Officer, Executive shall have the power to hire and replace the senior management team of the operating subsidiaries of the Company. Executive's services shall be performed exclusively for the Company and its subsidiaries, except for (i) service on civic, charitable or for profit boards or committees involving no conflict of interest with the interests of the Company and not unreasonably interfering with the regular performance of his duties hereunder; and (ii) sick leave, leave of absences, and periods of paid time off (PTO), all in accordance with the Company's policies.

         4. Place of Performance. The services to be provided by Executive hereunder shall be performed at the Company's headquarters in Atlantic County, New Jersey.

         5. Compensation and Related Matters. During employment, Executive shall be entitled to receive the following compensation and benefits:

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                  (a) Base Salary. Executive shall receive a Base Salary ("Base
Salary") at an annual rate of at least $775,000. Executive's Base Salary shall be subject to review and possible increase on each anniversary of the Effective Date in accordance with Company's regular administrative practices of salary review applicable for executives of the Company. Base Salary increases shall be in the discretion of the Company but salary shall not be decreased. Base Salary shall be paid in substantially equal periodic installments, but not less frequently than monthly, in accordance with the Company's customary salary payment policies applicable to employees of the Company.

                  (b) Performance Bonus. Beginning in 2006, Executive shall be eligible for participation in an annual Bonus Plan, subject to the terms and conditions of the Bonus Plan as are established by the Compensation Committee of the Board or the Chief Executive Officer of the Company (the "CEO"), as may be amended from time to time, with a target bonus of a minimum of 60% of Base Salary if the minimum targets established by the Compensation Committee are met ("Target Bonus"), and a maximum bonus opportunity of 100% of Base Salary for exceptional performance. Executive will receive a bonus for the year 2005 of $300,000 paid within 15 days of the Effective Date.

                  (c) Long Term Compensation Plan(s). Executive shall be eligible to participate in the Company's Long Term Compensation Plan(s), as established by the Board or its Compensation Committee, and as modified from time to time. In addition, immediately upon establishment of an equity compensation plan, Executive shall receive (i) an initial grant of 90,000 restricted shares of the Company's common stock, with all restrictions lapsing in one-third increments on each of July 31, 2006, 2007, 2008, and (ii) an initial stock option grant of 300,000 shares, with a price equal to the fair market value of the shares on the date of grant, vesting as to 100,000 of such shares on each of July 31, 2008, 2009 and 2010. All awards are subject to the terms of the Company's Plans, and their administrative regulations as these may be amended from time to time, including a requirement that Executive be employed by the Company on each vesting date except as otherwise provided below. If such a plan is not established by any vesting date specified above, or as otherwise set forth in this Agreement, Executive shall be entitled to receive an alternative cash award within 15 days of any such vesting date in an amount equal to the then value of each share that would have then vested, plus the intrinsic value of each option (i.,e. the then fair market value of a share less the fair market value of a share on the date of execution of this Agreement, the result then multiplied by the number of options that would have then vested).

                  (d) Other Benefits - During Employment. Executive shall be entitled to participate in any life, health, and long-term disability insurance plans, retirement programs, deferred compensation, financial counseling, other incentive compensation programs, PTO, and other fringe benefits made available to any other executive of the Company other than the CEO, subject to the benefits provisions and eligibility rules thereof. Consistent with the foregoing, the Company has the exclusive right to modify, add and eliminate any of these benefits.

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                  (e) Moving Expenses. Executive shall be entitled to moving expenses in connection with seeking a new home and moving to the vicinity of the Company's principal office. The moving expense policy is attached hereto as Exhibit A and incorporated herein.

         6. Separation of Employment.

                  (a) Death. The death of Executive shall automatically terminate the Company's obligations hereunder, except as set forth in 7(a) below.

                  (b) Total Disability. If Executive is disabled so that in the Company's opinion he would qualify for disability under the Company's Long Term Disability Plan if he applied for it or, if there is no plan, Executive is unable to perform the services required of him due to physical or mental injury or illness for six consecutive months or for six months in any period of twelve months, (a "Total Disability"), the Company shall be entitled to separate Executive's employment with Executive reserving his rights to apply for disability benefits based on becoming disabled during active employment. This separation will terminate the Employer's obligations to Executive, except as set forth in Section 7(b).

                  (c) Separation for Cause. At any time during the term of this Agreement, the Company may separate Executive's employment for cause, in which event Executive's employment will immediately terminate. For the purpose of this Agreement, the Company shall have "Cause" to separate Executive's employment for any of the following reasons: (1) dishonesty or fraud, (2) disclosure of confidential information (Section 8) regarding the Company or other material breach of Section 8, (3) aiding a competitor (as defined in Section 8) of the Company or other material breach of Section 8, (4) the use by Executive of controlled substances (not legally prescribed by a physician) or the use of alcohol that interferes, in the sole discretion of the Company, with the performance of Executive duties, (5) willful misconduct, acts of moral turpitude, malfeasance or gross negligence in the performance of his duties hereunder, or (6) the failure to obtain and maintain all licenses, qualifications and credentials required by any state or Federal agency or authority having jurisdiction over the Company, or its employees or properties, in any case under clauses (1) through (6) which are materially injurious to the business or reputation of the Company or any of it affiliates, as determined in good faith by the Board or the CEO. Separation for Cause must be approved by the CEO or the Board but only after reasonable notice to Executive and a reasonable opportunity to explain and cure the conduct, unless under the circumstances there is no cure or the time required for a cure would materially harm the Company or any of its affiliates. The failure of Executive to meet financial projections, budgets or target performance objectives shall not be deemed willful misconduct or gross negligence for the purposes of this Agreement. All the provisions and obligations of Executive under Section 8 will survive his Separation for Cause.

                  (d) Separation Without Cause, or For Good Reason. Notwithstanding anything to the contrary contained in this Agreement, the Company may in its sole discretion, at any time, separate Executive from employment with the Company Without Cause upon sixty (60) days' prior written notice, and Executive may initiate a separation for Good Reason upon thirty (30)


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days' prior written notice (hereinafter, any such separation by the Company or
Executive shall be called a "Separation Without Cause").

                  (e) Separation by Executive Without Good Reason. Executive may terminate his employment at any time Without Good Reason upon thirty (30) days prior written notice. All the provisions and obligations of Executive under
Section 8 will survive his Separation Without Good Reason.

                  (f) Notice of Separation. Any purported separation of Executive's employment hereunder by the Company or Executive (other than separation by reason of the death of Executive) shall be effective when communicated to the other party by a Notice of Separation. For the purposes of this Agreement, a "Notice of Separation" shall be a written notice indicating the specific separation provision in this Agreement relied upon and the Separation Date. If Executive vacates or abandons his job and does not give Notice of Separation, the Separation Date will be the last day worked or such other date as the Company may select.

         7. Payments Upon Separation.

                  (a) Payments Upon Death. If Executive's employment hereunder is separated by reason of Death during his active employment, the Company shall pay to Executive's estate his Base Salary and accrued PTO through the Separation Date at the rate in effect on the Separation Date and a pro rata bonus for current year based on performance of the Company, paid in the following year when bonuses are normally distributed. His estate and beneficiary(ies) will receive the benefits to which they are entitled under the terms of the applicable benefit plans and programs by reason of a participant's death during active employment. If Executive dies during the Salary Continuation Period, as defined below, the remaining Salary Continuation will be paid in a lump sum to Executive's estate and his estate and/or beneficiary(ies) will receive the benefits applicable to an employee who dies during employment.

                  (b) Payments Upon Total Disability. If Executive incurs a Separation for Total Disability, then the terms and provisions of the Company benefit plans and the programs (including the Company's Long Term Compensation
Plan) that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement except that Executive shall receive a pro rata bonus for current year based on performance of the Company, paid in the following year when bonuses are normally distributed. If Executive becomes disabled during the Salary Continuation Period, he will not be eligible for benefits under the Company's Long Term Disability Plan and will be entitled only to the salary and benefits described in Paragraph 7(c) below for the periods set forth in those respective paragraphs.

                  (c) Payments Upon Separation for Cause or Without Good Reason. If Executive's employment hereunder is separated by the Company for Cause pursuant to Section 6(c) or by Executive Without Good Reason pursuant to Section 6(e), then the Company shall pay Executive his Base Salary and accrued PTO through the Separation Date at the rate in effect at the time notice of


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separation is given and the Company shall have no further obligation to
Executive other than COBRA rights, if any, and other normal rights offered to terminated employees under benefit programs, if any.

                  (d) Payments Upon Separation By the Company Without Cause or by Executive With Good Reason. If Executive's employment is separated by the Company Without Cause or by Executive with Good Reason pursuant to Section 6(d), then the Company shall, as severance pay, provide to Executive the payment and benefits set forth in this Section; provided, however, that Executive's entitlement to any such payments or benefits shall be expressly subject to the Company receiving a release prepared by the Company and executed by Executive, in the form then used by the Company for employees generally, waiving and releasing the Company, its subsidiaries and their officers, directors, agents, benefit plan trustees and employees from any and all claims (except stockholder rights, rights under this Agreement, rights to indemnification and rights to employee benefits then accrued and vested), whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, bonus, stock, vacation (PTO), insurance and other benefit plans and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including Title VII of the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act as amended by the Older Worker's Benefit Protection Act of 1990, and the American's with Disabilities Act covering Executive's employment with the Company, its subsidiaries and affiliates, and the cessation of that employment (the "Release"). Pursuant to this Section 7(d), Executive will receive the following:

                           (i) The Company shall pay Executive over the next
fifty-two (52) weeks, Salary Continuation, plus PTO earned and unused through the Separation Date (PTO paid in a lump sum) and Executive shall receive a pro rata bonus for current year based on performance of the Company, paid in the following year when bonuses are normally distributed. Executive shall also be entitled to health and dental participation, but not eligibility for the Company's Long Term Disability Plan, if any, and no further PTO will accrue with the Company beginning the day following the Separation Date (the "Salary Continuation Period"). Salary Continuation will be paid on a weekly basis. If Executive dies during the Salary Continuation Period, the Company, within ten
(10) days of becoming aware of such event, will pay, by check, to his estate the lump sum amount equal to the salary and bonus he would have been paid during the remainder of the Salary Continuation Period (The date of the check for the lump sum is herein referred to as the "Termination Date"). During the Salary Continuation Period, Executive shall remain an employee of the Company and, solely for stock option exerciseability, group health and life insurance purposes, shall receive service credit during that period. Executive will be responsible for the employee portion of the cost of such insurance during the Salary Continuation Period similar to other employees. COBRA rights will commence at the end of the Salary Continuation Period.

                           (ii) Executive will be entitled, at the Company's
expense, to Executive outplacement services being provided at that time to terminated executives at his grade level.


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                           (iii) All vested option grants (and those that become
vested) may be exercised during the Salary Continuation Period and may be exercisable thereafter for a period of one year.

                           (iv) Executive shall receive a release from the
Company except for matters violative of law or outside the scope of his employment. If the Company does not provide the release required pursuant to this subsection (iv), Executive's Release shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections (i) through (iii) above in any event.

                           (v) To the extent that any payment under this
Agreement is deemed to be deferred compensation subject to the requirements of
Section 409A of the Internal Revenue Code, the Company and Executive shall amend this Agreement so that such payments will be made in accordance with the requirements of Section 409A of the Code; provided, however, that, if any payment due to Executive is delayed as a result of Section 409A of the Code, Executive shall be entitled to be paid interest on such amount at an annual rate equal to the prime rate, as published in the Wall Street Journal, plus 2%, in effect as of Executive's Date of Termination. Amendment of the Agreement to comply with Section 409A of the Code will not result in Executive being entitled to receive any reduced or enhanced benefit under this Agreement. Notwithstanding the foregoing, in the event Executive is subjected to income or excise taxes or other penalties under Section 409A of the Code by virtue of any amount due to him, the Company will pay an additional amount to Executive to make Executive whole for such taxes. Such additional amount will be paid to Executive not later than the due date of Executive's tax return for the year in which the tax or penalty is imposed.

                  (e) For the purposes of this agreement, "Good Reason" means the occurrence, without Executive's express prior written consent (which may be withheld for any reason or no reason), of any of the events or conditions described in the following subsections (i) through (v), provided that Executive shall have given notice of Good Reason to the Company and the Company shall not have fully corrected the situation within twenty (20) days after such notice of Good Reason,

                           (i) failure by the Company to pay or provide to
Executive any compensation or benefits to which Executive is entitled; or

                           (ii) A change in Executive's status, reporting
relationships, positions, titles, offices or responsibilities that constitutes a material change (any change following a Change in Control, as defined below) from Executive's status, reporting relationships, positions, titles, offices or responsibilities as in effect immediately before such change; or the assignment to Executive of any duties or responsibilities that are substantially inconsistent with Executive's status, positions, titles, offices or responsibilities as in effect immediately before such assignment


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                           (iii) changing the location of Executive's principal
duties to a location outside of Atlantic City, NJ; provided that the Company may require Executive to travel on business as long as such travel is reasonable;

                           (iv) Any material uncured breach by the Company of
this Agreement or any other agreement between the Company and Executive following notice and the cure period set forth above; or

                           (v) The failure by the Company to obtain, before
completion of a Change in Control, an agreement in writing from any successors and assigns, to assume and agree to perform this Agreement.

                  (f) Notwithstanding the foregoing, in the event payment is due to Executive under subsection (d) following a Change of Control, then conditioned upon Executive's execution, and non-revocation, of the Release, Executive, and in lieu of the Salary Continuation in subsection (d)(i) above, Executive shall receive, in a lump sum in cash within 30 days after the Separation Date, an amount equal to 2 multiplied by the sum of Executive's Base Salary (or the Base Salary in effect prior to the Change in Control, if higher) and Target Bonus. In such case, the "Salary Continuation Period" for purposes of subsection (d)(i), other than for purposes of the Salary Continuation, shall be the 24 months following the Separation Date. In addition, all equity awards (stock, stock options or otherwise) shall immediately be fully vested.

         8. Confidentiality.

                  (a) Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, all secret or confidential information, knowledge or data relating thereto and their businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale marketing strategies, customer lists) that Executive obtains during Executive's employment by the Company that is not public knowledge (other than as a result of Executive's violation of this Section 8(a)) ("Confidential Information"). Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive's employment with the Company, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of Executive performing his duties and responsibilities as the Chief Operating Officer. Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, Executive shall disclose only that portion of the


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confidential or proprietary information which he is advised by counsel in writing (either his or the Company's) that he is legally required to so disclose. Upon his termination of employment with the Company for any reason, Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Company and its affiliates or that Executive uses, prepares, or comes into contact with during the course of Executive's employment with the Company, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company. Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 8(a).

                  (b) Work Product and Inventions. The Company and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, "Developments"), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by Executive (alone or jointly with others) during Executive's employment with the Company, and arising from or relating to such employment or the business of the Company or its affiliates (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company or otherwise). Executive shall promptly and fully disclose to the Company and to no one else all Developments, and hereby assigns to the Company without further compensation all right, title and interest Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that Executive has not acquired and shall not acquire any rights during the course of his employment with the Company or thereafter with respect to any Developments.

                  (c) Non-Recruitment of Employees. Executive shall not, at any time during the Restricted Period (as defined in this subsection (c)), other than in the ordinary exercise of his duties while serving as Chief Operating Officer, without the prior written consent of the Company, directly or indirectly, solicit or recruit, (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of the Company or of any of its affiliates. Further, during the Restricted Period, Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease his/her relationship with the Company or any of its affiliates for any reason. This subsection (c) shall not apply to (i) recruitment of employees of the Company or its affiliates, or (ii) Executive's personal administrative staff who perform secretarial-type functions. Additionally, a general employment advertisement by


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an entity of which Executive is a part will not constitute solicitation or recruitment. The "Restricted Period" shall mean the period from the Effective Date through the first anniversary of Executive's termination of employment with the Company.

                  (d) No Competition or Solicitation of Business. During the Restricted Period, Executive shall not, anywhere the Company operates or is in active negotiations to operate at the time of termination, either directly or indirectly, compete with the business of the Company by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than one percent (1%) shareholder of a publicly-traded corporation or as a less than three percent (3%) shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or
(ii) soliciting or servicing the business of (a) any active customer of the Company or its affiliates, or (B) any person or entity who is or was at any time during the previous twelve (12) months a customer of the Company or of any of its affiliates, provided that such business is competitive with any significant business of the Company. "Competitive Business" shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in any principal or significant business of the Company or any of its subsidiaries as of the date executive's employment terminates (or any material or significant business being actively pursued as of the date of termination that the Company or any of its subsidiaries enter during the Restricted Period).

                  (e) Assistance. Executive agrees that during and after his employment by the Company, upon request by the Company, Executive will assist the Company and its affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a "Proceeding"), and will assist the Company and its affiliates in the prosecution of any claims that may be made by any of them in any Proceeding, to the extent that such claims may relate to Executive's employment or the period of Executive's employment by the Company. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any if its affiliates (or their actions), regardless of whether a lawsuit has been filed against any of them with respect to such investigation. The Company agrees to reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys' fees and shall pay a reasonable per diem fee for Executive's service. In addition, Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 8(e) shall be at mutually agreed upon and convenient times and compensated.

                  (f) No Publicity Rights; Non-Disparagement.


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                           (i) During the period of employment with the Company
and thereafter, except as authorized by the Company or as Executive in good faith determines is appropriate in the performance of his duties hereunder, Executive shall not (i) give any interviews or speeches, or (ii) prepare or assist any third party in the preparation of any books, articles, television or motion picture productions or any other creations, in either case, concerning the Company or any of its affiliates or any of their officers, directors, agents, employees, suppliers, customers or owners.

                           (ii) During the period of employment with the Company
and thereafter, each party agrees not to make any public statement that is intended to or could reasonably be expected to disparage the other or any of the Company's affiliates or any of its or their officers, directors, agents, employees, suppliers, customers or owners.

                  (g) Remedies. Executive acknowledges and agrees that the terms of this Section 8: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, customer relationships and confidential information. Executive further acknowledges and agrees that (x) Executive's breach of the provisions of Section 8 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company's eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Parties further acknowledge and agree that the provisions of this
Section 8 are accurate and necessary. If any of the provisions of Section 8 is determined to be wholly or partially unenforceable, Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 8 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any diminish the Company's right to enforce any such covenant in any other jurisdiction.


         9. Change of Control Definition and Payments.

                  (a) For the purpose of this Employment Agreement, a "Change of Control" shall mean:

                           (i) The acquisition by any person, entity or group,
within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (excluding, for this purpose, (A) the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of


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common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                           (ii) Individuals who, as of the date hereof,
constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                           (iii) Consummation of (A) a reorganization, merger or
consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company.

                  (b) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

                  (c) All determinations to be made under this Section 9 shall be made, upon the request of either party, by an independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Employment Agreement.

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Company any information reasonably requested by the Company relating to such claim,

                           (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the company,

                           (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

                           (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs Executive to pay such claim and sue for a refund the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed


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
income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (e) If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of subsection (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (f) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or wilful misconduct of the Accounting Firm.

         10. Waiver of Breaches. The failure, delay or forbearance of any of the parties to insist on strict performance of any term, provision or condition of this Agreement or, in the case of the Company, of any comparable agreement with any other company, or to exercise any right or remedy, shall not be construed as a waiver. Express waiver by any party in one or more instances shall not waive subsequent strict performance of such term, provision or condition by any other party.


         11. Notices. Any notice to be given hereunder by either party to the other pay may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to parties at the addresses set forth below, but each party may change his or its address by written notice. Notices shall be deemed communicated as the actual receipt or refusal of receipt by Executive.


         If to Executive:  Mark Juliano

                           -------------------------------
                           -------------------------------
         with a copy to:   Robert J. Lichtenstein, Esquire
                           1701 Market Street
                           Philadelphia, PA 19103

         If to Company:    James B. Perry, CEO
                           Trump Entertainment Resorts, Inc.
                           1000 Boardwalk
                           Atlantic City, NJ 08401



         with a copy to:   Robert M. Pickus, Esquire
                           Executive Vice President, General Counsel
                               and Secretary
                           Trump Entertainment Resorts, Inc.
                           1000 Boardwalk
                           Atlantic City, NJ 08401


         12. Assignment. This Agreement and the rights, interests and benefits hereunder are personal to Executive and shall not be assigned, transferred or pledged in any manner by Executive or any personal representatives, heirs, administrators, distributees or any other person claiming under Executive by virtue of this Agreement. This Agreement and all of the Company's rights and obligations hereunder may be assigned, without Executive's consent, to any entity which acquires substantially all of the assets of the Company or which merges with the Company and which agrees to be bound hereby.

         13. Attorneys Fees. The Company shall promptly reimburse Executive for the reasonable legal fees and expenses incurred in negotiating this Agreement. If any legal action or other proceeding is brought for the enforcement of this Agreement of an alleged dispute, breach or default in connection with any provision of this Agreement, Executive shall be entitled to recover reasonable attorney fees and other costs incurred in such action or proceeding in addition to any other relief to which he may be entitled if he prevails on any material issue.

         14. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way, except as indicated otherwise.

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflict law applicable to contracts made and to be performed with such state. The Agreement shall be liberally construed to maximize protection of the Company's rights in confidential information and customer relations. If any provision of this Agreement is held to be overly broad, invalid or otherwise unenforceable under the applicable law and circumstances by the reviewing court, Executive agrees to reduction of the scope (including time and geographic area) of such provision as such court deems necessary and appropriate to permits its enforcement as modified. The invalidity or unenforceability in whole or part, of any provision of this Agreement shall not affect the validity or enforceability of any provision unless otherwise indicated in this Agreement.

         16. No Conflicting Agreement. By signing this Agreement, Executive warrants that he is not a party to any restrictive covenant, agreement, or contract which limits the performance of his duties and responsibilities under this Agreement or under which such performance would constitute a breach.

         17. Jurisdiction. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of New Jersey, and by the execution and delivery of this Agreement, each of the parties hereto accepts for itself the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein.

         18. Survival of Provisions. The provisions of this Agreement shall survive any separation of Executive if so provided herein and if necessary or desirable fully to accomplish the purpose of such provisions, including without limitation the rights and obligations of Executive under Paragraphs 6, 8 and 14 hereof.

         19. Indemnification rights. During his employment and for a period of not less than six years after Executive's termination for any reason, Executive will be entitled to indemnification and insurance coverage therefor, with respect to any liabilities to the fullest extent as to which directors and officers of the Company may be indemnified pursuant to the Company's bylaws or the laws of the State of New Jersey.

         20 Miscellaneous. The Section headings herein are for convenience only and shall not affect the meaning or interpretation of the contents hereof. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. No supplement or modification of this Agreement shall be binding unless in writing and signed by both parties. This Agreement may be executed in multiple counterparts; each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representative, successors and permitted assigns.

         IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed the Agreement as of the day and year first written above.



MARK JULIANO                        ROBERT M. PICKUS

/s/ Mark Juliano                    /s/ Robert M. Pickus
------------------------------      --------------------------------------------
                                    EXECUTIVE VICE PRESIDENT
                                    Trump Entertainment Resorts, Inc.
                                    on its own behalf and as General Partner
                                    of Trump Entertainments Resorts Holdings, LP



















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